Exhibit 5


                        August 18, 1995




A.G. Edwards, Inc.
One North Jefferson Avenue
St. Louis, Missouri  63103

     RE:  1988 Incentive Stock Plan


     We are counsel for A.G. Edwards, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 9,000,000 shares of Common Stock, $1.00 par value, of the Company (the "Shares") and associated Common Stock Purchase Rights (the "Rights") to be issued under the A.G. Edwards, Inc. 1988 Incentive Stock Plan, as amended and restated (the "Plan"). A Registration Statement on Form S-8 (the "Registration Statement") with respect to such Shares and associated Rights is being filed currently herewith with the Securities and Exchange Commission.

     As counsel, we have reviewed the organizational documents of the Company, including the Certificate of Incorporation and Bylaws as amended to date, and we have reviewed a certified copy of the Plan. We have also examined copies of resolutions certified by the Secretary of the Company and adopted at: (i) a meeting of the Board of Directors of the Company held on February 24, 1995; and
(ii) a meeting of the stockholders of the Company held on June 22, 1995. We have also relied on a Certificate issued by the Delaware Secretary of State and dated August 17, 1995, certifying as to the incorporation of the Company and to the Company's good standing on that date (the "Public Document"). Where questions of fact material to the opinions hereinafter expressed were not independently established, we have relied upon statements of officials of the Company. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In rendering our opinions set forth in Paragraph 1 below, we have relied solely upon the information contained in the Public Document.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. The Shares, and the associated Rights, to be issued pursuant to the Plan are duly and validly authorized.

     3. When the Shares, and the associated Rights, to be issued pursuant to the Plan are issued by the Company in accordance with the provisions of the Plan, such Shares and associated Rights will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as Exhibit 5 of the above-mentioned Registration Statement.


               /s/  PEPER, MARTIN, JENSEN, MAICHEL and HETLAGE

KSS/TAAC